Exhibit 99.15

Johnson   &  Johnson  Receives  FTC  Clearance  of  Proposed
Acquisition  of Guidant Corporation and Provides  Update  on
Transaction in Light of Guidant Recall Events

NEW BRUNSWICK, N.J., Nov 02, 2005 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson (NYSE: JNJ) has been notified that the Federal Trade Commission (FTC) has conditionally approved its proposed acquisition of Guidant Corporation (NYSE: GDT). The FTC clearance is conditioned upon Johnson & Johnson divesting certain rights and assets of its businesses in drug-eluting stents, endoscopic vessel harvesting products, and anastomotic assist devices.

Johnson & Johnson continues to view the previously announced product recalls at Guidant and the related regulatory investigations, claims and other developments as serious matters affecting both Guidant's short-term results and long-term outlook. Johnson & Johnson believes that these events have had a material adverse effect on Guidant, and, as a result, that it is not required under the terms of the merger agreement to close the Guidant acquisition. Johnson &
Johnson  has  had  discussions  with  Guidant  regarding   a
restructuring of the terms of the transaction, although those discussions have not resulted in any agreement between the companies. Johnson & Johnson cannot assure that the companies will resume those discussions or, if discussions do resume, whether they will be able to reach agreement on revised terms that would allow Johnson & Johnson to proceed with the transaction.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 115,000 men and women in 57 countries and sell products throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)